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                                                                    Exhibit 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                      For The Year Ended December 31,
                                      -------------------------------
                           1998       1999       2000       2001       2002
                           ----       ----       ----       ----       ----
                                               (in thousands)
Fixed charges
  Interest expense on
    indebtedness          $    --    $    291   $    425   $    690   $    365
                          -------    --------   --------   --------   --------
  Estimated interest
    expense within
    rental expense            303         282        361        775      1,263
                          -------    --------   --------   --------   --------
     Total fixed charges      303         573        786      1,465      1,628

Earnings (loss)
  Loss before income
    taxes                  (8,904)    (18,124)   (46,729)   (73,541)   (55,878)
  Fixed charges per
    above                     303         573        786      1,465      1,628
                          -------    --------   --------   --------   --------
   Total Loss              (8,601)    (17,551)   (45,943)   (72,076)   (54,250)
                          -------    --------   --------   --------   --------
Coverage deficiency       $(8,904)   $(18,124)  $(46,729)  $(73,541)  $(55,878)
                          =======    ========   ========   ========   ========